EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $10.1 Million for the Fourth Quarter of 2007, a Decrease of 29% from the Fourth Quarter of 2006; Net Loss of $2.1 Million Incurred in the Fourth Quarter of 2007

WALTHAM, Mass.—(BUSINESS WIRE)—February 12, 2008—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the diagnosis and treatment of diseases of the nervous system and neurovascular disorders and provide regional anesthesia and pain control, announced today the financial results for the three-month and twelve-month periods ended December 31, 2007. Total revenues for the three months ended December 31, 2007, the Company’s fourth quarter, were $10.1 million, compared with $14.2 million for the fourth quarter of 2006, representing a decline of 29%.  During the three-month periods ended December 31, 2007 and 2006, 89% and 87% of revenues, respectively, were derived from biosensor sales, 8% and 13% of revenues, respectively, were derived from diagnostic device sales and 3% and 0% of revenues, respectively, were derived from DigiScope sales.  Sales and marketing efforts for the DigiScope, a product used for the detection of retinal abnormalities including diabetic retinopathy, were launched in early 2007.

Total revenues for the twelve months ended December 31, 2007 were $44.6 million, compared with $55.2 million for the twelve months ended December 31, 2006, representing a decline of 19%.  During the twelve months ended December 31, 2007 and 2006, 88% and 86% of revenues, respectively, were derived from biosensor sales, 10% and 14% of revenues, respectively, were derived from diagnostic device sales and 2% and 0% of revenues, respectively, were derived from DigiScope sales.

The gross margin percentage for the fourth quarter of 2007 was 71.8% of revenues, compared with 74.9% of revenues for the fourth quarter of 2006. In the fourth quarter of 2007, the gross margin percentage for biosensors was 73.1% of revenues, compared with 73.7% of revenues in the fourth quarter of 2006, due to lower sales volumes. The gross margin percentage for diagnostic devices was 70.6% of revenues for the fourth quarter of 2007, compared with 82.9% of revenues for the fourth quarter of 2006, due to lower average selling prices and lower volumes.  Overall gross margins in the fourth quarter of 2007 were also adversely impacted by the gross margins on the DigiScope, which were 30.7%.  We acquired substantially all of the assets of EyeTel Imaging, Inc., including all rights to the DigiScope, on December 26, 2007 for 1,050,295 shares of NeuroMetrix common stock, $175,000 in cash and the assumption of certain specified liabilities of less than $1.0 million.  Prior to the acquisition, we had been selling the DigiScope in the primary diabetes care market under a sales and marketing license agreement with EyeTel.  As a result of the acquisition, we expect that the gross margin on DigiScope revenues will increase in future quarters.

The gross margin percentage for the twelve months ended December 31, 2007 was 73.0% of revenues, compared with 75.5% of revenues for the twelve months ended December 31, 2006. For the twelve months ended December 31, 2007, the gross margin percentage for biosensors was 73.6% of revenues, compared with 74.4% of revenues for the same period in 2006, due to lower sales volumes. The gross margin percentage for diagnostic devices was 78.5% of revenues for the twelve months ended December 31, 2007, compared with 82.5% of revenues for the same period in 2006, due to lower average selling prices and lower sales volumes.  Overall gross margins for the twelve months ended December 31, 2007 were also adversely impacted by the gross margins on the DigiScope, which were 24.2%.

The net loss for the fourth quarter of 2007 was approximately $2.1 million, compared with net income of approximately $1.0 million for the fourth quarter of 2006, including stock-based compensation expense of $764,000 and $653,000 for the fourth quarter of 2007 and 2006, respectively.

For the twelve months ended December 31, 2007, our general and administrative expenses increased approximately $3.0 million compared with the same period in 2006 as a result of professional services relating to the government investigations previously disclosed by the Company and also relating to reimbursement matters.   These expenses were partially offset by the reversal of approximately $1.7 million in sales tax liability.

The net loss for the twelve month period ended December 31, 2007 was approximately $8.4 million, compared with net income of approximately $4.3 million for the same period in 2006, including stock-based compensation expense of approximately $3.1 million and approximately $2.7 million for the twelve months ended December 31, 2007 and 2006, respectively.

Basic and diluted net loss per share was $(0.17) for the three months ended December 31, 2007, compared with basic and diluted net income per share of $0.08 for the three months ended December 31, 2006.

Basic and diluted net loss per share was $(0.66) for the twelve months ended December 31, 2007, compared with basic and diluted net income per share of $0.34 and $0.33, respectively, for the twelve months ended December 31, 2006.

Cash and cash equivalents and short-term investments totaled $29.7 million as of December 31, 2007, compared with $40.3 million as of December 31, 2006.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “At its recent meeting on February 9, 2008, which was open to the public, the American Medical Association (“AMA”) CPT editorial panel reviewed recommendations from a work group established by the AMA approximately one year ago to study reimbursement coding for nerve conduction studies using equipment with automated features, including the NC-stat System, and other traditional equipment.  We had hoped that the AMA CPT editorial panel would have determined that the existing Category I CPT codes were applicable to nerve conduction studies performed with the NC-stat System or assigned a series of new Category I CPT codes for such studies.  However, at the meeting,  the only proposal voted on by the AMA CPT editorial panel was a proposal to establish a new Category III CPT code for nerve conduction studies performed using equipment with particular types of automated features, including the NC-stat System.  The result of the vote was not announced at the meeting and has not yet been released. In the event the AMA CPT editorial panel voted to establish a new Category III CPT code, NeuroMetrix and certain professional medical societies may appeal the decision, although there is no assurance that a more favorable result could be obtained upon appeal. Ultimately, any new code relating to the NC-stat System will not become effective until after it is published by the AMA. Should a Category III CPT code be published that describes nerve conduction studies performed with the NC-stat System, then it would likely result in limited or no Medicare reimbursement for nerve conduction studies performed using the NC-stat System since there is the potential that no specified reimbursement values would be assigned to these codes, and it  could also adversely impact reimbursement by other third-party payers.”

“During the fourth quarter of 2007, we made two important announcements that we believe can provide additional diversification for our business and further expand our business into areas that are consistent with our long-term focus on the development and marketing of innovative medical device products used to diagnose and treat diseases of the nervous system and neurovascular disorders and to provide regional anesthesia and pain control.  After working effectively together with EyeTel for the past year under our sales and marketing license arrangement, we acquired substantially all of the assets of EyeTel in late December 2007. We are very excited about the opportunity this acquisition provides to broaden our sales and marketing efforts of the DigiScope by taking this product not only into the primary diabetes care market but also into the optometry market. We believe that this product is a very good fit with our business and we look forward to expanding our sales efforts with the DigiScope.  We also announced during the fourth quarter a strategic investment of $2.5 million in Cyberkinetics Neurotechnology Systems, Inc., a company using neurostimulation to treat patients with acute spinal cord injury, and also announced an agreement to negotiate a joint venture to develop and commercialize a product for the treatment of peripheral nerve injury.  We believe that this represents a substantial opportunity in a market that currently has limited options for patients with nerve injuries.”

“We also made progress with NAVIGATOR, a technology platform for perineural injections of anesthetics and therapeutic drugs.  This product line is designed to allow physicians to deliver pharmacological agents in very close proximity to a peripheral nerve by using the electrical responsiveness of the nerve to guide the needle.  There are potentially multiple applications for this technology including implementation of nerve blocks during regional anesthesia and pain control, and in the treatment of focal neuropathies, such as carpal tunnel syndrome.  We hope to file a 510(k) application with the FDA in the second half of 2008 and we look forward to updating you on our progress with this development effort throughout 2008.”

“Our revenues in the fourth quarter of 2007 were down from the same period in 2006 and were down sequentially from the third quarter of 2007 due in large part to reimbursement issues but also due to the termination of our independent sales agency relationships during the second half of 2007.  We also continued to experience a decline in average biosensor usage per customer during the fourth quarter of 2007, likely due to the reimbursement environment. However, we did expand our overall active customer count to a total of 5,555 physician practices and clinics as of the end of the fourth quarter of 2007, which is a twelve-month look back at accounts utilizing the NC-stat System.  A total of 228,000 biosensors were used by our customers during the fourth quarter of 2007, representing a decrease of 11% compared with the 258,000 biosensors used by our customers in the third quarter of 2007.”

“Our business continues to be adversely impacted by policies being implemented by both Medicare and commercial insurance carriers and we expect that revenues may continue to decline as we enter 2008.  We believe that decisions by certain Medicare carriers to place the NC-stat in a miscellaneous CPT code (95999) and decisions by certain commercial payers to label the NC-stat as experimental and investigational have caused our revenues to decline as customers experience higher levels of claims denials, longer periods of time to receive reimbursement and an overall environment of uncertainty.  Given the potential negative outcome of the recent AMA CPT editorial panel meeting, we expect that we will continue to face significant challenges relating to the reimbursement of tests performed with the NC-stat System, which will adversely impact our results.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, February 12, 2008 to discuss the Company’s financial results for the three- and twelve-month periods ending December 31, 2007. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 866-383-7998 and using the confirmation code 29739356. Internationally, the conference call may be accessed by dialing 617-597-5329, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab and a replay of the webcast will be available on the Company’s website for twelve months. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 21768121. The replay will be available for three months following the conference call.

About NeuroMetrix

NeuroMetrix is a medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the diagnosis and treatment of diseases of the nervous system and neurovascular disorders, and to provide regional anesthesia and pain control.  To date, our focus has been on the diagnosis of neuropathies and neurovascular disorders. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is used in over 5,500 physician’s offices and clinics in the United States. Diabetic retinopathy is a common neurovascular complication of diabetes and the leading cause of blindness among working age adults. Through the Company’s acquisition of EyeTel Imaging, NeuroMetrix has exclusive worldwide commercial rights to the DigiScope, which is a retinal imaging system designed for use at the point-of-care in physician offices and vision clinics.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its and its collaborators’ products; the ability to manage growth or declines in the Company’s business; obtaining necessary regulatory approvals, including regulatory approval for the ADVANCE System and the onCall Information System; reliance on third party manufacturers and suppliers; reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System; potential limitations on the reimbursement for the NC-stat System as a result of the AMA CPT editorial panel decisions; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s and its collaborators’ products; effectiveness of the Company’s or its collaborators’ products compared to other medical device products; protection of the Company’s or its collaborators’ intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into the Company’s practices under these laws, including the investigation by the Office of the Inspector General within the Department of Health and Human Services and the U.S. Department of Justice that we are subject to; product liability lawsuits that may be brought against the Company; competition; dependence upon computer and communication infrastructure utilized by the Company’s products; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the Company’s or its collaborators’ products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:
NeuroMetrix, Inc.
Bradford Smith
781-314-2741
Chief Financial Officer
neurometrix.ir@neurometrix.com

SOURCE:
NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues:
Diagnostic device	$826,327	$1,859,583	$4,254,011	$7,538,320
Biosensor	8,997,821	12,335,557	39,413,265	47,711,396
Other	274,764	—	954,935	—

Total revenues	10,098,912	14,195,140	44,622,211	55,249,716

Cost of revenues	2,851,531	3,564,723	12,061,798	13,558,054

Gross margin	7,247,381	10,630,417	32,560,413	41,691,662

Operating expenses:
Research and development (1)	1,119,522	1,195,209	4,891,937	5,010,513
Sales and marketing (1)	4,923,906	5,670,800	22,963,840	22,013,682
General and administrative (1)	3,718,059	3,176,760	14,834,073	11,805,062

Total operating expenses	9,761,487	10,042,769	42,689,850	38,829,257

Income (loss) from operations	(2,514,106)	587,648	(10,129,437)	2,862,405

Interest income	374,830	496,490	1,750,963	1,598,401

Income (loss) before provision for income taxes	(2,139,276)	1,084,138	(8,378,474)	4,460,806
Provision for income taxes	—	52,000	—	193,000

Net income (loss)	$(2,139,276)	$1,032,138	$(8,378,474)	$4,267,806

Net income (loss) per common share:
Basic	$(0.17)	$0.08	$(0.66)	$0.34
Diluted	$(0.17)	$0.08	$(0.66)	$0.33

Weighted average shares used to compute net income (loss) per common share:
Basic	12,693,209	12,583,825	12,628,310	12,501,742
Diluted	12,693,209	12,926,449	12,628,310	13,097,891

(1) Non-cash stock-based compensation expense included in these amounts is as follows:

Research and development	$116,834	$117,123	$451,868	$470,582
Sales and marketing	254,791	205,837	1,066,388	820,984
General and administrative	392,222	330,464	1,552,834	1,361,071

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:

Cash and cash equivalents	$7,097,239	$7,909,778
Restricted cash	45,000	—
Short-term held-to-maturity investments	22,621,741	32,410,685
Accounts receivable, net	5,731,697	7,698,550
Inventories, net	5,354,338	3,633,389
Prepaid expenses and other current assets	710,159	761,400
Current portion of deferred costs	464,061	370,013

Total current assets	42,024,235	52,783,815

Restricted cash	1,458,598	1,458,598
Long-term investments	1,058,255	—
Goodwill	5,833,464	—
Other intangible assets	2,800,000	—
Fixed assets, net	2,973,718	1,115,436
Deferred costs	226,304	348,430

Total assets	$56,374,574	$55,706,279

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$2,627,889	$2,766,650
Accrued expenses	4,436,109	6,736,311
Current portion of deferred revenue	1,643,026	1,386,867
Current portion of capital lease obligation	12,900	—

Total current liabilities	8,719,924	10,889,828

Deferred revenue	891,958	1,335,138
Capital lease obligation	18,275	—
Other long-term liabilities	14,546	72,727

Total liabilities	9,644,703	12,297,693

Stockholders’ equity
Common stock	1,369	1,260
Additional paid-in capital	110,235,835	97,205,145
Deferred compensation	—	(110,705)
Accumulated deficit	(62,065,588)	(53,687,114)
Accumulated other comprehensive items	(1,441,745)	—

Total stockholders’ equity	46,729,871	43,408,586

Total liabilities and stockholders’ equity	$56,374,574	$55,706,279